Exhibit 99.2

Courier Corporation Declares Quarterly Dividend

NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--January 20, 2010--The Board of Directors of Courier Corporation (Nasdaq: CRRC), has declared a dividend of 21.0 cents per common share, payable February 26, 2010, to stockholders of record on February 12, 2010. The amount of the dividend is the same as declared in the previous quarter.

About Courier Corporation

Courier Corporation publishes, prints and sells books. Headquartered in North Chelmsford, MA, Courier has two lines of business: full-service book manufacturing and specialty publishing. For more information, visit www.courier.com.

CONTACT:
Courier Corporation
James F. Conway III, Chairman,
President and Chief Executive Officer
or
Peter M. Folger,
Senior Vice President and
Chief Financial Officer
(978) 251-6000
www.courier.com